UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 9, 2007 (November 7, 2007)

Farmers Capital Bank Corporation
(Exact name of registrant as specified in its charter)

Kentucky	0-14412	61-1017851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 Frankfort, KY	40602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (502) 227-1668

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                OTHER EVENTS

On November 7, 2007 Farmers Capital Bank Corporation (the “Company”) entered into a balance sheet leverage transaction to enhance earnings. The Company borrowed approximately $200 million in multiple fixed rate repurchase agreements with a weighted average cost of 3.95%. The borrowings mature in time periods ranging from three to 10 years with a weighted average maturity of 6.5 years and are callable quarterly after time periods ranging from one to five years.

The Company used the proceeds from the borrowing to purchase a like amount of fixed rate Government National Mortgage Association bonds (the “Bonds”). The Bonds have a current weighted average yield of 5.69% and a stated maturity of 30 years. The estimated weighted average maturity of the Bonds is seven years.

The initial spread between the interest earned on the assets purchased and the interest paid on the funds borrowed is 174 basis points. The Company’s modeling results indicate that the transaction is accretive to earnings in the near future under an immediate and sustained change in interest rates up to 300 basis points and downward of 200 basis points from current levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers Capital Bank Corporation

Date November 9, 2007	/s/ G. Anthony Busseni
G. Anthony Busseni
President and Chief Executive Officer